Exhibit 10.19

AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT OF SELIM A. BASSOUL

              This Amendment No. 2 is made this 15th day of December, 2003, by and among THE MIDDLEBY CORPORATION, a Delaware corporation (“TMC”), MIDDLEBY MARSHALL INC., a Delaware corporation, (collectively the “Employer”) and SELIM A. BASSOUL (“Employee”).

RECITALS

A. Employer and Employee are parties to that certain Employment Agreement dated as of May 16, 2002, and as amended from time to time thereafter (the “Employment Agreement”).

B. Employer and Employee wish to amend the Employment Agreement to make certain changes to Employee’s compensation.

AGREEMENT

              NOW THEREFORE the parties agree as follows:

1. Section 4(a) of the Employment Agreement is hereby amended to read as follows:

“(a) Base Salary. For the period beginning July 1, 2002, and ending on December 31, 2003, Employee’s annual base salary rate shall be $360,000. Effective for the period beginning January 1, 2004, the Employer shall pay to Employee a base salary at a rate per annum of $400,000, payable in accordance with the normal payroll practices of Employer.”

2. Section 4(b) of the Employment Agreement is hereby amended by adding to the end thereof the following new sentence:

“Effective with respect to bonuses payable under the Management Incentive Plan for fiscal years ending on and after December 31, 2003, the maximum bonus payable to the Employee under the Management Incentive Plan shall be increased to $2,400,000 and the Employer will modify the Management Incentive Plan accordingly.”

3. Section 4(c) of the Employment Agreement is hereby amended to read as follows: “(c) Stock Options.

(i) On February 26, 2002, but subject to approval by TMC’s shareholders, Employee was granted stock options with respect to 200,000 shares of TMC common stock, under the 1998 Stock Incentive Plan. In the event that the 2002 EBITDA Goal, as set forth on Exhibit A, is attained, TMC shall cause to be granted to Employee an option, under the 1998 Stock Incentive Plan, with respect to an additional 50,000 shares of TMC common stock, such grant to be made during the first quarter of 2003 (or as soon thereafter as practicable), following completion of the year end audit.

(ii) On October 23, 2003, Employee was granted a fully vested stock option with respect to 50,000 shares of TMC common stock, under the 1998 Stock Incentive Plan. This grant is in lieu of the grant that was to be made to employee under the 1998 Stock Incentive Plan, with respect to 50,000 shares of TMC common stock during the first quarter of 2004 in the event that the 2003 EBITDA Goal, as set forth on Exhibit A, is attained.

(iii) On October 23, 2003, Employee was granted a fully vested stock option with respect to 125,000 shares of TMC common stock, under the 1998 Stock Incentive Plan.

(iv) On October 23, 2003, Employee was granted a stock option with respect to 100,000 shares of TMC common stock, under the 1998 Stock Incentive Plan, which option shall vest on October 23, 2008, provided that if, at any time prior to such date, the 20-day average closing price of TMC’s common stock equals or exceeds the following prices, then the corresponding shares shall vest immediately:

20 Day Average	Number of Shares Vesting

$36.00	20,000
$37.00	20,000
$38.00	20,000
$39.00	20,000
$40.00	20,000

Notwithstanding anything contained to the contrary, the 100,000 shares of TMC common stock referred to in this Section shall immediately vest upon a change of control.

(v) All options granted to Employee prior to December 15, 2003, shall be amended, and the form of option agreement used for the grant of any option to Employee on or after such date shall be revised, to remove any limitations on vesting of such option(s) in the event of a change in control on account of the provisions of sections 280G or 4999 of the Internal Revenue Code (or any successor or replacement sections thereto).

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(vi) TMC agrees to amend the 1998 Stock Incentive Plan, enter into one or more stock option agreements with the Employee, and modify any other plans or agreements as is necessary to comply with the terms of this Section 4(c).”

4. Section 4 of the Employment Agreement is hereby amended by adding the following new subsections (d) and (e) to the end thereof:

“(d) Expense Reimbursement. Employer shall reimburse Employee for those reasonable legal and consulting expenses incurred by him for personal financial, tax and estate planning purposes.

(e) 2003 Bonuses.

(i) The Employer agrees to accelerate the payment of approximately 90% of Employee’s projected bonus for 2003 to be paid no later than December 31, 2003, rather than in 2004 as is normally the case. Payment of the bonus is further conditioned upon attainment of the pre-approved performance goals for 2003, prorated to the date of payment.

(ii) In light of the Employer’s financial success during 2003, the Employer agrees to pay to Employee a bonus, in addition to any incentive compensation to which Employee may become entitled under the Management Incentive Plan for 2003, in the amount of $125,000 plus applicable Medicare and state taxes (if any) calculated as mutually agreed by Employer and Employee, such amount to be paid to Employee in cash, in one lump sum, no later than December 31, 2003. Notwithstanding anything contained herein or in the Management Incentive Plan to the contrary, the amount of the bonus payable pursuant to this Section 4(e)(ii) shall be excluded from the calculation of EBITDA under the Management Incentive Plan for purposes of determining bonuses thereunder and the Employer will modify the Management Incentive Plan accordingly.”

5. Section 5(a) of the Employment Agreement is hereby amended to read as follows:

“(a) Employee’s employment hereunder may be terminated by Employer or by Employee at any time, or by the death of the Employee. Such termination shall automatically terminate all of the Employer’s obligations not theretofore accrued under this Agreement other than as specifically set forth in this Agreement or in any employee benefit plan, program or arrangement in which Employee participates. If the Employee’s employment is involuntarily terminated other than for “Cause” (as defined below), incentive compensation under the Management Incentive Plan for any year shall be deemed to have accrued as of the date of termination if and to the extent that incentive compensation under the Management Incentive Plan would have been payable to Employee if he had been employed on the last day of such fiscal year and shall be (i) pro rated based on the number of days that Employee was employed during the fiscal year and (ii) payable in the following fiscal year, on the earlier of April 1 or at the same time as incentive compensation under the Management Incentive Plan for such year is paid to those employees who are still employed by the Employer.”

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6. Section 5(b) of the Employment Agreement is hereby amended to read as follows:

“(b) Notwithstanding anything to the contrary contained in this Agreement, in the event that (i) the Employer terminates Employee’s employment under this Agreement (as hereafter amended or extended) without “Cause” (as defined below), or (ii) the Employee terminates his employment under this Agreement within the six-month period immediately following a “Change in Control” (as defined below), by providing written notice of such termination to the Employer, Employee shall be entitled to (A) payments for a period of twenty-four (24) months following his date of termination of employment in an amount equal to his annual monthly salary in effect at such date, payable at the times such amounts would have been payable were Employee still employed by the Employer; and (B) a payment equal to two times the amount of his incentive compensation under the Management Incentive Plan with respect to the fiscal year immediately prior to the year in which the termination occurs, payable in a single lump sum payment to Employee, provided, however, that the amount payable pursuant to clauses (A) and (B) shall be limited to the largest amount (if any) which, when added to all other payments made to the Employee and described in Section 280G(b)(2) of the Code does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) thereof. The limitations on the payments made pursuant to clauses (A) and (B) shall in no way limit any other payments made to the Employee which may be described in Section 280(G)(b)(2) of the Code and shall in no way limit the Employer’s obligation under Section 5(f) hereof.”

7. Section 5(c) of the Employment Agreement is hereby amended to read as follow:

“(c) Notwithstanding anything to the contrary contained in this Agreement, in the event that Employee’s employment with Employer terminates for any reason other than a termination for Cause, then, in any such event Employee shall be entitled to continued participation by Employee and any dependents who were participating immediately prior to Employee’s termination of employment, in all health and medical plans and programs which the Employer maintains, from time to time, for its senior executives and their families, under the same terms and conditions, including payment of any required employee contributions therefor, as may generally apply (including any limitation or termination of coverage of non-spouse dependents after a stated age), until the later of the death of Employee or Employee’s surviving spouse to whom he was married at the time of termination of employment, provided that such participation in the Employer plans and programs is permitted under the provisions of such Employer plans and programs, and provided, further, that at such time as Employee, or any covered dependent of Employee, becomes eligible for health or medical benefits under Title XVIII of the Social Security Act (Medicare) or any governmental program in replacement thereof, such health or medical benefits shall automatically become the primary coverage for such person(s) and the coverage provided hereunder shall be secondary to such other coverage, to the maximum extent permitted under applicable law. If, while eligible for benefits under this Subsection 5(c), Employee becomes employed by any person and becomes eligible for health and medical benefits under such employer’s health plan, the Employer shall be relieved, during the period of such employment and to the extent of the benefits for which Employee and his dependents are eligible under such employer’s plan, of the obligation to provide the health and medical benefits described in this Subsection 5(c). In the event that participation in any such Employer plan or program is barred or otherwise not permitted, the Employer shall provide substantially similar health and medical benefits to Employee and any eligible dependents, in which case the Employer may self-fund such benefits or may purchase individual policies or plans to provide such benefits, in its sole discretion.”

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8. Section 5 of the Employment Agreement is hereby amended by deleting subsection (f) (the definition of “Disability”) therefrom.

9. Section 5 of the Employment Agreement is hereby amended by deleting subsection (g) (the definition of “90% Change in Control”) therefrom.

10. Section 5 of the Employment Agreement is hereby amended by adding to the end thereof a new subsection (f) to read as follows:

              “(f) Parachute Payments.

(i) To the extent that any amount payable to Employee (hereunder or otherwise) alone or together with other compensation constitutes a “parachute payment” within the meaning of section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, (the “Code”) that would result in some or all of the compensation owed being characterized as “excess parachute payments” (as defined by section 280G(b)(1) of the Code), and would, therefore, be subject to an excise tax under section 4999 of the Code (the “Excise Tax”), the Employer shall pay to the Employee, at the time specified below, that additional amount (the “Gross-Up Payment”) necessary to reimburse Employee for the amount of any (i) Excise Tax, (ii) federal, state and local income and employment taxes (including additional Excise Tax) payable with respect to the Gross-Up Payment, and (iii) interest, penalties or additions to tax payable by the Employee with respect to the Excise Tax or the Gross-Up Payment. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Employee’s residence, and/or any other state or locality that may be applicable, in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

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(ii) The Gross-Up Payments provided for in Section 5(f)(i) above shall be made upon the earlier of (i) the payment to the Employee of compensation in the nature of a parachute payment or (ii) the imposition upon the Employee or payment by the Employee of any Excise Tax.

(iii) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax is less than the amount taken into account under Section 5(f)(i) above, the Employee shall repay to the Employer within thirty (30) days of Employee’s receipt of notice of such final determination the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Employee, if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction). If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax exceeds the amount taken into account under Section 5(f)(i) above (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Employer shall make any additional Gross-Up Payment in respect of such excess within thirty (30) days of the Employer’s receipt of notice of such final determination.

(iv) Notwithstanding anything contained herein or in the Management Incentive Plan to the contrary, the amount of any payments made pursuant to this Section 5(f) shall be excluded from the calculation of EBITDA under the Management Incentive Plan for purposes of determining bonuses thereunder.”

11. The Employer agrees to modify any and all agreements, plans and contracts as may be necessary to effectuate the terms of this Amendment.

12. The effective date of this Amendment No. 2 is October 23, 2003.

13. Except as above amended, the Employment Agreement shall remain in full force and effect.

              IN WITNESS WHEREOF the parties hereto have executed this instrument on the day and year first above stated.

THE MIDDLEBY CORPORATION AND MIDDLEBY MARSHALL INC.	SELIM A. BASSOUL

By: /s/ William F. Whitman, Jr. —————————————— Chairman of the Board	/s/ Selim A. Bassoul ——————————————

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